Exhibit 23.3

Consent of Independent Auditor

Investors Mortgage Holdings Inc.
Scottsdale, Arizona

We hereby consent to the use in the Form S-4 of our report dated April 30, 2009, relating to the consolidated financial statements of Investor Mortgage Holdings Inc. as of and for the years ended December 31, 2008 and 2007, which report appears in Amendment No. 3 to the Form S-4 of IMH Financial Corporation dated March 16, 2010, and to the reference to our firm under the heading “EXPERTS” in the consent solicitation/prospectus. Our report describes an uncertainty related to going concern.

/S/ CLIFTON GUNDERSON LLP

March 16, 2010
Phoenix, Arizona